EXHIBIT 32.1

STATEMENT OF PRINCIPAL EXECUTIVE OFFICER

PURSUANT TO SECTION 1350 OF TITLE 18 OF THE UNITED STATES CODE

Pursuant to Section 1350 of Title 18 of the United States Code, the undersigned, Stanley A. Hirschman, Principal Executive Officer of Optex Systems Holdings, Inc. (the “Company”), hereby certifies that:

The Company’s Amendment No. 2 to Quarterly Report on Form 10-Q for the quarter ended March 29, 2009 (the “Report”) fully complies with the requirements of Sections 13(a) or 15(d) of the Securities Exchange Act of 1934; and

The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

/s/ Stanley A Hirschman.
Stanley A. Hirschman, Principal Executive Officer
Dated: January 12, 2011